Exhibit 99.1

Supernus Announces First Quarter 2016 Financial Results

•                  First quarter 2016 product prescriptions totaled 114,773, representing a 49.7% increase over the first quarter of 2015.

•                  Net product sales for first quarter 2016 were $43.0 million, a 53.1% increase over the first quarter of 2015.

•                  Operating income for first quarter 2016 was $5.3 million, a 55.0% increase over the first quarter of 2015.

•                  Diluted earnings per share in the first quarter were $0.08 compared to $0.02 in the same period last year.

•                  The Company remains on track to have data available from the Phase III program for SPN-810, for the treatment of Impulsive Aggression in ADHD, by mid-2017 and from the Phase IIb program for SPN-812, for the treatment of ADHD, by early 2017.

Rockville, Md., May 3, 2016 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for first quarter 2016 and associated company developments.

Commercial Update

First quarter 2016 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 114,773, a 49.7% increase over the first quarter of 2015.

	Prescriptions
	Q1 2016	Q1 2015	Change %

Trokendi XR	85,987	55,227	55.7%
Oxtellar XR	28,786	21,463	34.1%

Total	114,773	76,690	49.7%

Source Data: Product prescriptions as reported by IMS

Total revenue for the first quarter of 2016 was $43.1 million, a 53.1% increase over $28.1 million in the same period last year. Total revenue for both periods consisted almost exclusively of net product sales.

	Net Product Sales ($mil.)
	Q1 2016	Q1 2015	Change %

Trokendi XR	$32.3	$20.9	54.5%
Oxtellar XR	$10.7	$7.2	49.3%

Total	$43.0	$28.1	53.1%

Consistent with industry trends and the Company’s experience in the first quarter last year, product prescriptions and net product sales for Trokendi XR and Oxtellar XR were unfavorably impacted by the reset of insurance coverage at the beginning of the year, with high deductible and high co-pay programs. Additionally, changes in wholesaler inventory levels and ordering patterns during the first quarter of 2016 had the effect of reducing net product sales by approximately $3 million in the first quarter of 2016.

“Our business continues to post strong growth compared to last year. Total first quarter IMS prescriptions, and net product sales grew by 50% or more compared to the same period last year. We continue to build on the momentum we finished with last year promoting the benefits of our products to patients with epilepsy,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals.

Regarding our supplemental new drug application requesting approval to expand the Trokendi XR label to include treatment of migraine in adults, we are ready to launch the new migraine indication once we receive full approval from the FDA.

Progress of Product Pipeline

Enrollment continues for both Phase III trials for SPN-810, which is currently in development for Impulsive Aggression in patients who have ADHD, and for the Phase IIb trial for SPN-812, currently in development for ADHD. The Company continues to expect Phase III data for SPN-810 to be available by mid 2017, and data from the SPN-812 Phase IIb trial to be available by early 2017.

“In addition to our recent findings on the favorable emerging clinical profile of SPN-812 as it relates to adverse events, we completed the evaluation of the cardiac effects portion of the single ascending and multiple ascending dose study. We are pleased to report that there was no clinically significant change in QT interval and other ECG parameters.  We believe these additional safety data in adult healthy volunteers, which show a lack of cardiac effects, are very encouraging and further strengthen the differentiation of SPN-812,” said Jack Khattar.

Collaboration Update

Shire recently announced positive results of SHP465 in a safety and efficacy study in children and adolescents with ADHD. The study addresses a key U.S. Food and Drug Administration (FDA) requirement, keeping SHP465 on track for resubmission in the fourth quarter of 2016 and a potential launch in the second half of 2017, if it is approved by the FDA. SHP465 was originally developed by Shire Laboratories, the former division of Shire that subsequently became Supernus Pharmaceuticals. Based on the agreement between Supernus and Shire, Shire will pay to Supernus a single-digit percentage royalty on net sales of the product.

Operating Expenses

Research and development expenses in the first quarter of 2016 were $10.6 million, as compared to $3.7 million in the same quarter the prior year. This increase is primarily due to the ongoing Phase III testing of SPN-810 and Phase IIb testing of SPN-812.

Selling, general and administrative expenses in the first quarter of 2016 were $25.2 million, as compared to $19.4 million in the same quarter the prior year. The increase is primarily due to the continued increase in our sales and marketing efforts for both Trokendi XR and Oxtellar XR and the efforts in preparing for the launch of the migraine indication for Trokendi XR.

Operating Income and Earnings Per Share

Operating income in the first quarter of 2016 was $5.3 million, an increase of 55.0% over operating income of $3.4 million in the same period last year. This improvement in operating income is primarily due to the increase in net product sales.

Diluted earnings per share were $0.08 in the first quarter ended March 31, 2016, compared to $0.02 in the same period last year.

Weighted-average diluted common shares outstanding were approximately 51.2 million in the first quarter of 2016, as compared to approximately 44.9 million in the same period the prior year.

Capital Resources

As of March 31, 2016, the Company had $114.0 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $117.2 million at December 31, 2015.  As of March 31, 2016, approximately $6.6 million of the Company’s six year, $90 million notes, bearing interest at 7.5% per annum, remain outstanding.

Financial Guidance

For full year 2016, the Company reiterates its expectation that net product sales will range from $200 million to $210 million, R&D expenses to range from $55 million to $65 million, and operating income to range from $28 million to $35 million.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, May 4, 2016. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	94042155
Conference Call Name:	Supernus Pharmaceuticals 1Q 2016 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)

Cash, cash equivalents and marketable securities	$45,257	$62,190
Accounts receivable, net	30,651	25,908
Inventories, net	13,044	12,587
Prepaid expenses and other current assets	5,003	5,261
Total Current Assets	93,955	105,946

Long term marketable securities	68,790	55,009
Property and equipment, net	3,866	3,874
Deferred legal fees	11,444	22,503
Intangible assets, net	16,108	976
Other non-current assets	311	318
Total Assets	$194,474	$188,626

Accounts payable	$2,646	$4,314
Accrued sales deduction	28,697	26,794
Accrued expenses	22,573	24,813
Deferred licensing revenue	208	176
Total Current Liabilities	54,124	56,097

Deferred licensing revenue, net of current portion	1,658	1,390
Convertible notes, net of discount	5,627	7,085
Other non-current liabilities	4,391	4,325
Derivative liabilities	535	854
Total Liabilities	66,335	69,751

Total Stockholders’ Equity	128,139	118,875
Total Liabilities & Stockholders’ Equity	$194,474	$188,626

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended March 31,
	2016	2015
	(unaudited)

Revenue
Net product sales	$43,025	$28,097
Licensing revenue	50	36

Total revenue	43,075	28,133

Costs and expenses
Cost of product sales	2,035	1,618
Research and development	10,562	3,683
Selling, general and administrative	25,160	19,402

Total costs and expenses	37,757	24,703

Operating income	5,318	3,430
Other income (expense)
Interest income	331	113
Interest expense	(179)	(381)
Changes in fair value of derivative liabilities	101	(49)
Loss on extinguishment of debt	(382)	(2,134)
Other income	(4)	—

Total other expense	(133)	(2,451)

Earnings before income taxes	5,185	979

Income tax expense	198	62

Net income	$4,987	$917

Income per common share:
Basic	$0.10	$0.02
Diluted	$0.08	$0.02

Weighted-average number of common shares:
Basic	49,240,099	44,563,299
Diluted	51,152,072	44,901,298

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com